Exhibit 3.1

Execution Version
AMENDMENT NO. 2 TO THE
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
CVR PARTNERS, LP

    This Amendment No. 2 (“Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of CVR Partners, LP, a Delaware limited partnership (the “Partnership”), is entered into effective March 17, 2026, by CVR GP, LLC, a Delaware limited liability company and general partner of CVR Partners, LP (the “General Partner”), to amend the Second Amended and Restated Agreement of Limited Partnership of CVR Partners, LP dated April 13, 2011, as heretofore amended (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, Section 13.1(a) of the Partnership Agreement provides that the General Partner, without the approval of any other Partner, may amend any provision of the Partnership Agreement to reflect a change in the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any other Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
    WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that, to the extent not covered by Section 13.1(a) of the Partnership Agreement, the following amendment to the Partnership Agreement does not adversely affect the Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.
NOW, THEREFORE, it is hereby agreed as follows:
1.Amendment.
(A) The definition of Conflicts Committee in Section 1.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
"Conflicts Committee" means a committee of the Board of Directors composed entirely of one or more directors who are not (a) officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the General Partner or any of its Affiliates, including any Group

Member, other than holders of (i) Common Units and (ii) awards that are granted to such director under the Long Term Incentive Plan, and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by (i) the National Securities Exchange on which any class of Partnership Interests are listed or admitted to trading or (ii) if no class of Partnership Interests is so listed or traded, by the New York Stock Exchange, Inc.
(B) Section 2.3 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
Section 2.3   Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Services Company. The principal office of the Partnership shall be located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479 or such other place as the General Partner may from time to time designate by notice to the Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479 or such other place as the General Partner may from time to time designate by notice to the Partners.
2.Ratification of Partnership Agreement. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

3.Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, with all rights and remedies being governed by such laws without regard to the principles of conflicts of law.

[signature page follows]

    IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment as of the date first written above.

                            GENERAL PARTNER:

                            CVR GP, LLC

                            By: /s/ Melissa M. Buhrig_________
                            Printed Name: Melissa M. Buhrig
Title: Executive Vice President, General Counsel & Secretary